LIFE PARTNERS HOLDINGS, INC. ANNOUNCES
QUARTERLY DIVIDEND

Waco, TX – February 25, 2013 – Life Partners Holdings, Inc. (Nasdaq GS: LPHI), parent company of Life Partners, Inc., announced that it would pay a quarterly dividend of $0.10 per share to be paid on or about March 15, 2013, for shareholders of record as of March 8, 2013.

Life Partners is the world’s oldest and one of the most active companies in the United States engaged in the secondary market for life insurance, commonly called “life settlements”. Since its incorporation in 1991, Life Partners has completed over 147,000 transactions for its worldwide client base of over 29,000 high net worth individuals and institutions in connection with the purchase of over 6,500 policies totaling approximately $3 billion in face value.

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LPHI-D

Contact:

Life Partners Holdings, Inc.

Shareholder Relations

254-751-7797

info@LPHI.com

www.lphi.com

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